Exhibit 16.1

[LETTERHEAD OF PARENT, McLAUGHLIN & NANGLE]

February 11, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

    We have read the first four paragraphs of Item 4.01 included in the Form 8-K of Mayflower Bancorp, Inc. dated February 11, 2013, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

/s/ PMN

Parent, McLaughlin & Nangle
Certified Public Accountants, Inc.

cc:  Chairman of the Audit Committee of the Board of Directors
       Mayflower Bancorp, Inc.